SUN COMMUNITIES, INC. CLOSES ACQUISITION OF
CAREFREE COMMUNITIES FOR $1.68 BILLION

Southfield, MI, June 9, 2016 - Sun Communities, Inc. (NYSE: SUI) (the “Company”) today announced the closing of its previously-announced acquisition of all of the issued and outstanding shares of common stock of Carefree Communities Inc. (“Carefree Communities”) from an affiliate of Centerbridge Capital Partners II, L.P.

The aggregate purchase price for the acquisition was $1.68 billion. At the closing, the Company issued the seller $225 million in shares of the Company’s common stock at an issuance price of $67.57 per share and paid the balance of the purchase price, or $1.455 billion, in cash. Approximately $1.0 billion of the cash payment was applied simultaneously with the closing to pay off debt on the properties owned by Carefree Communities so that the Company acquired Carefree Communities on a cash-free, debt-free basis. Approximately $743.0 million of the cash portion of the purchase price was funded with proceeds of two financings entered into in connection with the acquisition. The first financing, which closed on June 3, 2016, consists of two ten-year loans for an aggregate amount of $338.0 million at a weighted average interest rate of 3.688% and is secured by mortgages on 17 manufactured housing communities. The second financing, which closed on June 9, 2016, consists of three loans with maturities between ten and twelve years for an aggregate amount of $405.0 million at a weighted average interest rate of 3.638% and is secured by mortgages and a ground lease on 17 manufactured housing and recreational vehicle (“RV”) communities.

Carefree Communities adds 103 manufactured housing and RV communities, comprising 27,554 total sites, comprised of 9,829 developed manufactured housing sites and 17,725 RV sites, and approximately 396 additional manufactured housing sites and approximately 2,586 additional RV sites suitable for development to the Company’s platform. These communities are concentrated in California and Florida.

“We are pleased to add the Carefree properties, team members, residents and guests to the Sun family a month ahead of schedule. Our team has already begun executing on the Carefree integration and putting our value creation strategies to work both at the personnel and property level,” stated Gary Shiffman, Sun’s Chief Executive Officer. “This high quality, accretive acquisition further enhances the geographic footprint and demographic profile of our best in class portfolio. With the addition of Carefree, the majority of Sun’s strategic positioning is complete. Our growth profile is stronger than ever and we look forward to providing an update to guidance incorporating this transaction on our second quarter earnings call.”

Citigroup acted as financial advisor to the Company and Jaffe, Raitt, Heuer & Weiss, Professional Corporation acted as legal advisor. Goldman, Sachs & Co. acted as financial advisor to Carefree Communities and Simpson Thacher & Bartlett LLP acted as legal advisor.

Sun Communities, Inc. now owns and operates a portfolio of 337 communities comprising approximately 117,000 developed sites in 29 states and Ontario, Canada.

Forward Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond its control. These risks, uncertainties, and other factors may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, difficulties in the Company’s ability to evaluate, finance, complete and integrate acquisitions (including the acquisition of Carefree Communities), developments and expansions successfully; the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the heading titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.

FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500